                                                                   EXHIBIT 10.19

                          MOLECULAR DEVICES CORPORATION

                         AMENDED KEY EMPLOYEE AGREEMENT
                                       FOR
                                JOSEPH D. KEEGAN

      THIS AMENDED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 29th day of July 2004, by and between Joseph D. Keegan ("Executive") and Molecular Devices Corporation, a Delaware corporation (the "Company").

      WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

      WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

      WHEREAS, on March 11, 1998, Executive and the Company entered into a Molecular Devices Corporation Key Employment Agreement for Joseph D. Keegan (attached hereto as Exhibit A)(the "Original Employment Agreement");

      WHEREAS, Executive and the Company wish to modify the Original Employment Agreement and replace it with this Agreement;

      WHEREAS, on February 15, 2001, the Company established the Molecular Devices Corporation Change in Control Severance Benefit Plan for Joseph D. Keegan, President and Chief Executive Officer (attached hereto as Exhibit B)(the "Executive Severance Plan");

      WHEREAS, Executive and the Company wish to supersede and replace the Executive Severance Plan with this Agreement; and

      WHEREAS, Executive and the Company wish to set forth in this Agreement the complete and final terms and conditions governing Executive's employment with the Company;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY.

      1.1 EXECUTIVE'S OBLIGATIONS. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer ("CEO") of the Company and Executive hereby accepts such employment effective as of March 30, 1998. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

      1.2 EXECUTIVE'S DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

      1.3 COMPANY POLICIES AND INDEMNIFICATION. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control. In addition, as an executive officer of the Company Executive will be covered by the Company's directors and officers liability insurance coverage ("D&O insurance coverage"), as in effect from time to time, as well as the Company's bylaw indemnification and indemnity agreement for executive officers and directors. The Company represents and warrants that its current D&O insurance coverage provides for the advancement of costs of defense (including attorneys' fees and costs) in the event of a covered claim. The Company agrees that during the term of Executive's employment, it shall maintain D&O insurance coverage that provides for advancement of the costs of defense and further agrees that it will maintain such coverage for any covered acts or omissions committed or alleged to have been committed or omitted by Executive during the term of his employment with the Company.

2. BOARD OF DIRECTORS.

      2.1 BOARD OF DIRECTORS. The Company shall use its best efforts to elect Executive to the Board for so long as Executive holds the position of President and Chief Executive Officer of the Company. Executive agrees to serve as a director if elected by the shareholders and the Board, as the case may be.

3. COMPENSATION.

      3.1 SALARY. Executive shall receive for services to be rendered hereunder an annualized base salary of $400,000.00, payable according to the Company's regular payroll schedule.

      3.2 PERFORMANCE BONUS. Executive will be eligible for a discretionary performance bonus of up to 100% of base salary, earned under the following conditions, if Executive achieves the goals established in agreement with the Board. The Board shall determine, in its sole discretion, whether any or all of the goals have been achieved and conditions have been met, and if so, the amount of the bonus.

            (a) COMPANY CORPORATE FINANCIAL GOALS. The Company must meet or exceed its planned profit objectives for the bonus year; and

            (b) EXECUTIVE'S PERFORMANCE. Executive must demonstrate performance equal to or above that required to meet the ordinary expectations of his job position, as determined by the Board in its sole discretion; and

            (c) ACHIEVEMENT OF GOALS. Executive shall achieve each of the goals agreed upon with the Board. Goals will be set in the following areas: (1) product development schedule; (2) product introduction schedule; and

            (d) ACTIVE EMPLOYMENT. Executive must remain an active employee through the end of the bonus year. Executive forfeits any bonus for which he would otherwise be eligible, if his employment terminates for any reason before the end of the bonus year. No prorated bonus can be earned.

      3.3 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

      3.4 CAR ALLOWANCE. The Company will pay Executive, in lieu of providing a Company-leased car, an allowance of $1,000 per month, to cover transportation expenses in the performance of his job duties.

      3.5 ADMINISTRATIVE EXPENSES; OTHER EXPENSES. The Company will pay Executive for administrative expenses (such as financial planning, estate planning, and tax preparation), which Executive incurs, up to a maximum of $15,000 per year. The Company will pay the reasonable cost of Executive's cell phone service and reimburse Executive for the documented costs of health club membership (up to a maximum of $500 per month). Finally, the Company will reimburse Executive for the reasonable attorneys' fees and costs incurred by him in connection with the negotiation, drafting, and execution of this Agreement, up to a maximum of $15,000.

      3.6 TAXATION. Any amount received by the Executive for administrative expenses, car allowance, cell phone service or health club membership that is required to be so treated will be treated as taxable income and reflected on the Company's Form W-2 report.

      3.7 COMPENSATION REVIEW. The Board will annually review Executive's salary, performance bonus, and incentive stock options to ensure that they are commensurate with work performed. In addition, the Company will annually review and mutually establish with Executive the goals to be used in evaluating Executive's performance bonus. Finally, the Company will annually review Executive's current and future equity compensation relative to other similarly-situated companies, provided, however, that nothing herein shall obligate the Company to provide Executive with equity compensation that is equal or comparable to the equity compensation provided by such similarly-situated companies.

4. STOCK.

      4.1 STOCK OPTIONS. The Board previously granted Executive a nonstatutory stock option to purchase one hundred seventy thousand (170,000) shares of the Company's Common Stock under the Company's 1995 Stock Option Plan (the "Plan"). The exercise price of such option is the fair market value of the Common Stock on the date on which Executive began employment with the Company (the "Employment Date"). This option now has fully vested and, except as set forth in Sections 7.1(b) and 10.1 herein, this Agreement shall not affect any rights of Executive or the Company with regard to these options.

      4.2 STOCK GRANT. The Board previously granted Executive an aggregate of thirty thousand (30,000) shares of the Company's Common Stock, subject to applicable securities law restrictions, over two years. Except as set forth in Sections 7.1(b) and 10.1 herein, this Agreement shall not affect any rights of Executive or the Company with regard to these shares of stock.

      4.3 OTHER OPTION AND STOCK GRANTS. Executive has been granted additional stock options by the Company since the Original Employment Agreement and may, in the future, be granted additional stock and stock options by the Company. Except as set forth in Sections 7.1(b) and 10.1 herein, all such options or stock grants shall be governed by the applicable stock option agreement, stock option plan, or stock purchase agreement.

5. PROPRIETARY INFORMATION OBLIGATIONS.

      5.1 AGREEMENT. Executive agrees that he continues to be bound by the Proprietary Information and Inventions Agreement attached to the Original Employment Agreement as Exhibit B thereto.

      5.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

6. OUTSIDE ACTIVITIES.

      6.1 OTHER ACTIVITIES. Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor within the limitations set forth in Section 6.3 below. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

      6.2 OTHER BUSINESS INTERESTS. Except as permitted by Section 6.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

      6.3 NONCOMPETITION DURING EMPLOYMENT. During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

7. TERMINATION OF EMPLOYMENT.

      7.1 TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON.

            (a) PARTIES' RIGHTS. The Company shall have the right to terminate Executive's employment with the Company at any time without Cause (as defined herein) and Executive shall have the right to resign his employment for Good Reason (as defined herein).

            (b) SEVERANCE BENEFITS. In the event that: (i) Executive's employment is terminated by the Company without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein); and (ii) Executive signs a general release of all claims against the Company in the applicable form set forth in Exhibit C hereto and allows this release to become effective; then the Company shall provide Executive with the following severance benefits:

                  (i) CONSULTING AGREEMENT. A one-year consulting agreement as described in Sections 8 and 9 below beginning on the day after Executive's last date of employment (the "Termination Date").

                  (ii) COBRA BENEFITS. If Executive timely elects continuation of his then-current medical, dental, and vision insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the portion of premiums it paid prior to the Termination Date for one
(1) year after the Termination Date, provided, however, that no such premium payments shall be made following the effective date of Executive's coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

                  (iii) STOCK OPTION VESTING. Accelerated vesting of any stock options that remain unvested as of the Termination Date such that any such options shall be deemed vested as of the Termination Date (the "Accelerated Options").

                  (iv) STOCK OPTION EXERCISE. Extension of the exercise period of any vested but unexercised stock options (including the Accelerated Options) such that Executive shall have a period of one (1) year after the Termination Date to exercise any such options. (Executive understands and agrees that the Company makes no representation as to the tax treatment of any options which receive an extended exercise period).

                  (v) EXECUTIVE ASSISTANCE. The Company shall pay for an executive assistance program for a period not to exceed three (3) months and at a cost not to exceed $7,500, provided that Executive enrolls in the program within six (6) months after the Termination Date.

                  (vi) COMPANY EQUIPMENT. Executive shall be allowed to retain his Company laptop computer, Company cell phone, and Company PDA after the Termination Date, provided that Executive allows the Company to remove any and all confidential and proprietary information belonging to the Company. Executive agrees he will not alter, delete, or copy any such information contained on these devices prior to allowing the Company to remove this information.

                  (vii) SECRETARIAL SUPPORT. If feasible, the Company will provide reasonable secretarial support to Executive from its own support staff during the period he provides consulting services to the Company. If such services are not feasible, the Company will reimburse Executive for reasonable secretarial services provided to him during this time, up to a maximum of $1,250 per month, provided, however, that such secretarial support shall cease if Executive becomes employed by another entity.

            (c) DEFINITIONS. For purposes of this Agreement:

                  (i) CAUSE. "Cause" for termination shall be determined by the Company based on the Board's reasonable belief that one or more of the following has occurred: (i) Executive's indictment or conviction of any felony or of any crime involving dishonesty; (ii) Executive's participation in any fraud against the Company; (iii) a material breach of Executive's duties to the Company, whether arising under this Agreement or by operation of law, provided that the Company has given advance written notice to Executive for at least thirty (30) days and Executive has not cured such breach to the satisfaction of the Board within said 30-day period; (iv) Executive's intentional damage to any property of the Company; or (v) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve, provided that the Company has provided advance written notice to Executive for at least thirty (30) days and Executive has not cured such breach to the satisfaction of the Board within said 30-day period.

                  (ii) RESIGNATION FOR GOOD REASON. A "Resignation for Good Reason" shall mean a voluntary termination of employment by Executive after one of the following is undertaken without Executive's express written consent:

                        (1) The assignment to the Eligible Employee of duties or responsibilities that results in a material diminution in the Eligible Employee's authority, duties or responsibilities as in effect immediately prior to the change; provided, however, that a mere change in Executive's title or reporting relationships shall not provide the basis for a Constructive Termination; or

                        (2) A reduction in Executive's base salary, as in effect immediately prior to the reduction, unless such reduction is made pursuant to an across-the-board reduction of the base salaries of all similarly situated employees of the Company of no more than ten percent (10%); or

                        (3) A change in Executive's business location of more than 35 miles from the business location immediately prior to the change; or

                        (4) A material breach by the Company of any provisions of this Agreement or any enforceable written agreement between the Company and Executive;

                        (5) Any failure by the Company to obtain assumption of this Agreement by any successor or assign of the Company.

      7.2 TERMINATION FOR CAUSE.

            (a) PARTIES' RIGHTS. The Company shall have the right to terminate Executive's employment with the Company at any time for Cause.

            (b) SEVERANCE BENEFITS. In the event Executive's employment is terminated at any time with Cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

      7.3 RESIGNATION WITHOUT GOOD REASON.

            (a) PARTIES' RIGHTS. Executive may resign his employment without Good Reason at any time, after which no further compensation will be paid to Executive.

            (b) SEVERANCE BENEFITS. In the event Executive resigns without Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

      7.4 DEATH OR DISABILITY. If Executive's employment terminates due to his death or disability, the Company will continue to pay Executive or his heirs Executive's then-current base salary for a period of three (3) months after his termination date, and will pay the COBRA premiums necessary to continue Executive's then-current health insurance coverage (if applicable) for a period of three (3) months after his termination date. Any such payments shall be subject to reimbursement by Executive or his estate to the Company if Executive or his estate subsequently receive life insurance or disability insurance payments equal to or greater than such payments through a Company-sponsored policy.

8. POST-EMPLOYMENT CONSULTATION.

      8.1 CONSULTING RELATIONSHIP. Upon the termination of Executive's employment with the Company pursuant to Section 7.1(b), the Company shall retain Executive as a consultant to be available to render consulting services in Executive's area of expertise or special competence for one year ("Consulting Period"), for up to ten (10) hours each month. The Company shall pay Executive a monthly amount equal to one-twelfth (1/12th) of his Total Cash Compensation during the last year of his employment with the Company, whether or not Executive shall be called upon to render any services in any such month. For purposes of this Agreement, "Total Cash Compensation" shall mean: (i) Executive's annual base salary in effect as of the Termination Date; and (ii) a bonus amount equal to what would have been earned at one hundred percent (100%) of target for the year in which the Termination Date occurs. Any out-of-pocket expenses which Executive's consulting activities for the Company may require will be reimbursed against receipts and vouchers therefor in accordance with the Company's policies in force from time to time.

9. POST-EMPLOYMENT ACTIVITIES.

      If the Company retains Executive as a consultant pursuant to Section 8 above, then the following restrictions shall apply so long as the Company retains Executive as a consultant:

      9.1 NONCOMPETITION. Absent the Company's prior written approval upon instructions of its Board of Directors, Executive will not directly or indirectly engage in activities (similar or reasonably related to those in which Executive shall have engaged hereunder during the two years immediately preceding the termination of Executive's employment with the Company) nor render services (similar or reasonably related to those which Executive shall have rendered hereunder during such two years) in either case to any firm or business organization which directly competes with the Company in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established, nor shall Executive engage in such activities nor render such services to any other person or entity engaged or about to become engaged in such activities to, for or on behalf of any such firm or business organization, nor shall Executive entice, induce or encourage any of the company's other employees to engage in any activity which, were it done by Executive, would violate any provision of the Proprietary Information Agreement or this Section 9.

      9.2 BOARD APPROVAL. The Company upon instruction of its Board of Directors may give Executive written approval(s) to engage personally in any activity or render services referred to in Section 9.1 if it secures written assurances (satisfactory to the Company and its counsel) from Executive and from the prospective employer(s) that the integrity of the Proprietary Information Agreement will not in any way be jeopardized by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon Executive and his prospective employer(s).

      9.3 SECTION 6.3. The provisions of Section 6.3 shall be applicable to Executive and Executive shall comply therewith. As applied to such consulting period, the term "any line of business engaged in (or planned to be engaged in) by the Company", as used in Section 6.3, shall be applied as at the date of termination of Executive's employment.

10. CHANGE IN CONTROL.

      10.1 SEVERANCE BENEFITS. If, within two (2) months prior to, or twenty-four (24) months after a Change in Control (as defined herein) is consummated, Executive's employment is terminated without Cause (as defined in Section 7(c) herein) or Executive resigns for Good Reason (as defined in Section 7(c) herein); and if Executive signs a general release of all claims against the Company in the applicable form set forth in Exhibit C hereto and allows this release to become effective; then the Company shall provide Executive with the following severance benefits IN LIEU OF any severance benefits or consulting relationship specified in Sections 7.1, 8 and 9 herein:

            (a) SEVERANCE PAYMENT. A single lump-sum payment equal to the sum of: (a) twenty-four (24) months of Executive's annual base salary in effect as of the Termination Date; plus (b) a bonus amount equal to twice what would have been earned at one hundred percent (100%) of target for the year in which the Termination Date occurs. This payment shall be subject to required tax withholdings and shall be paid within ten (10) business days after Executive's release of claims becomes effective.

            (b) COBRA BENEFITS. If Executive timely elects continuation of his then-current medical, dental, and vision insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the portion of premiums it paid prior to the Termination Date for twenty-four (24) months after the Termination Date, provided, however, that no such premium payments shall be made following the effective date of Executive's coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

            (c) STOCK OPTION VESTING. Accelerated vesting of any stock options that remain unvested as of the Termination Date such that any such options shall be deemed vested as of the Termination Date (the "Accelerated Options").

            (d) STOCK OPTION EXERCISE. Extension of the exercise period of any vested but unexercised stock options (including the Accelerated Options) such that Executive shall have a period of one (1) year after the Termination Date to exercise any such options. (Executive understands and agrees that the Company makes no representation as to the tax treatment of any options which receive an extended exercise period).

            (e) EXECUTIVE ASSISTANCE. The Company shall pay for an executive assistance program for a period not to exceed three (3) months and at a cost not to exceed $7,500, provided that Executive enrolls in the program within six (6) months after the Termination Date.

            (f) COMPANY EQUIPMENT. Executive shall be allowed to retain his Company laptop computer, Company cell phone, and Company PDA after the Termination Date, provided that Executive allows the Company to remove any and all confidential and proprietary information belonging to the Company. Executive agrees he will not alter, delete, or copy any such information contained on these devices prior to allowing the Company to remove this information.

            (g) SECRETARIAL SUPPORT. If feasible, the Company will provide reasonable secretarial support to Executive from its own support staff during the twenty-four month period after the Termination Date. If such services are not feasible, the Company will reimburse Executive for reasonable secretarial services provided to him during this time, up to a maximum of $1,250 per month for this same time period, provided, however, that such secretarial support shall cease if Executive becomes employed by another entity.

            (h) CHANGE IN CONTROL. For purposes of this Agreement, "CHANGE IN CONTROL" is defined as one or more of the following events:

                  (i) SALE OF ASSETS. There is consummated a sale or other disposition of all or substantially all of the assets of the Company (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale); or

                  (ii) BENEFICIAL OWNER. Any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction; or

                  (iii) MERGER. There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the

                  (iv) combined outstanding voting power of the parent of the surviving entity in such transaction.

11. PARACHUTE PAYMENTS.

      11.1 BEST AFTER-TAX RESULT. If Executive becomes entitled to any payment or benefit from the Company or otherwise pursuant to a Change in Control (the "Payments") that would (a) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the aggregate value of such Payments shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax, or (y) the largest portion, up to and including the total of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

      11.2 ORDER OF REDUCTION OF PARACHUTE PAYMENTS. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the aggregate value of the Payments equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payments): (a) reduction of cash payments; (b) cancellation of accelerated vesting of Accelerated Options; and (c) reduction of other employee benefits provided herein. In the event that acceleration of vesting of Accelerated Options compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Accelerated Options (i.e., the earliest granted Accelerated Options shall be cancelled last) unless Executive elects in writing a different order for cancellation.

      11.3 ACCOUNTING FIRM DETERMINATION. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the calculations required under Sections
11.1 and 11.2. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the appropriate determinations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to the Payments is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to the Payments, either before or after the application of the Reduced Amount, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payments. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

12. NONINTERFERENCE.

      For two (2) years immediately following the termination of employment hereunder, Executive agrees not to interfere with the business of the Company by:

      12.1 Soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company; or

      12.2 Directly or indirectly soliciting the business of any customer of the Company, for products or services competitive with Molecular Devices products or services, which customer at the time of termination or one year immediately prior thereto was listed on the Company's customer list.

13. GENERAL PROVISIONS.

      13.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

      13.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      13.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      13.4 COMPLETE AGREEMENT. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement supersedes and replaces the Original Employment Agreement and the Executive Severance Plan, both of which shall have no further force or effect. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing approved by the Board.

      13.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

      13.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

      13.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

      13.8 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                                 MOLECULAR DEVICES CORPORATION

                                                 By: /s/ J. Allan Waitz
                                                     -------------------------
                                                 Date: July 29, 2004

Accepted and agreed this
29th day of July, 2004.

/s/ Joseph D. Keegan
- ------------------------
Joseph D. Keegan

                                    EXHIBIT A

                          ORIGINAL EMPLOYMENT AGREEMENT

                                    EXHIBIT B

                            EXECUTIVE SEVERANCE PLAN

                                    EXHIBIT C

                                 FORM OF RELEASE

                            (INDIVIDUAL TERMINATION)

      I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

      I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

      Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and
(E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

                                                 JOSEPH D. KEEGAN

                                                 Name: _________________________

                                                 Date: _________________________

                                 FORM OF RELEASE

                               (GROUP TERMINATION)

      I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

      I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

      Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five
(45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

                                                 JOSEPH D. KEEGAN

                                                 Name: _________________________

                                                 Date: _________________________

                                        2